Exhibit 99.1

Press Release January 22, 2019
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and

Record Annual 2018 Results

FORT WAYNE, INDIANA, January 22, 2019 / PRNewswire /

Annual 2018 Results:

•                  Record steel shipments of 10.6 million tons and steel fabrication shipments of 642,000 tons

•                  Record net sales of $11.8 billion and operating income of $1.7 billion

•                  Record net income of $1.3 billion

•                  Record annual cash flow from operations of $1.4 billion and EBITDA of over $2.0 billion

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and record annual 2018 financial results. The company reported fourth quarter 2018 net sales of $2.9 billion and net income of $270 million, or $1.17 per diluted share. Excluding the impact from the following items, the company’s fourth quarter adjusted net income was $302 million, or $1.31 per diluted share:

•                  Additional performance-based compensation of approximately $12 million, or $0.04 per diluted share, awarded to all non-executive, eligible employees in recognition of exceptional performance,

•                  Estimated lower earnings of $14 million, or $0.04 per diluted share, associated with a planned outage at the company’s liquid pig iron production facility to complete major maintenance items that occur once every three to four years, and

•                  Lower earnings from significant planned maintenance outages at the company’s two flat roll steel mills, including estimated incremental maintenance costs of $20 million, or $0.06 per diluted share. The outages also reduced fourth quarter flat roll shipments by an estimated 70,000 to 80,000 tons combined.

Comparatively, prior year fourth quarter net sales were $2.3 billion, with net income of $305 million, or $1.28 per diluted share, which included a tax benefit of $0.83 per diluted share primarily related to the U.S. Federal Tax Cuts and Jobs Act of 2017 (TCJA), lower earnings from facility outages of $0.07 per diluted share, and debt refinancing charges of $0.02 per diluted share.  Sequential third quarter 2018 net sales were $3.2 billion, with net income of $398 million, or $1.69 per diluted share.

“The performance of the entire Steel Dynamics team was exceptional this year,” said Mark D. Millett, President and Chief Executive Officer. “We performed at the top of our industry, both operationally and financially. We achieved numerous annual records across the business, including steel and fabrication shipments, operating income of $1.7 billion, net income of $1.3 billion, and EBITDA of over $2.0 billion.  Based on a record 2018 annual cash flow generation from operations of $1.4 billion, we were able to maintain strong liquidity, while at the same time growing our business through both organic and transactional growth investments, maintaining a positive dividend profile, and executing on our share repurchase program.  We have a firm foundation for our continued long-term, strategic growth and value creation.

“In 2018, the domestic steel industry benefited from a steady improvement in underlying steel consumption, based on strength from the automotive, construction and energy sectors.  Increased steel consumption, coupled with generally lower finished steel imports, created a strong market environment. Our steel operations achieved record annual operating income of $1.9 billion, far surpassing last year’s record of $1.1 billion. Supported by improved domestic steel mill utilization, our metals recycling team increased annual shipments and earnings, and continued to reduce operating costs, resulting in annual operating income of $88 million.

“Our fabrication platform also achieved record annual shipments in 2018.  However, higher average steel input costs resulted in metal spread compression throughout much of the year, resulting in annual 2018 operating income of $62 million, compared to 2017 operating income of $87 million.  This represents a solid performance in a rising steel cost environment,” said Millett. “Customer sentiment remains strong for our fabrication business and the order backlog is even stronger now than it was at this time last year, which is a positive growth indicator for the non-residential construction sector.”

Fourth Quarter 2018 Comments

Fourth quarter 2018 operating income for the company’s steel operations was strong at $402 million, but decreased 30 percent compared to record sequential third quarter results, based on a six percent decline in shipments, and metal spread compression.  During the fourth quarter, the company also completed two significant planned maintenance outages at both its Butler and Columbus Flat Roll divisions, which increased costs by an estimated $20 million and reduced flat roll shipments during the quarter.  Fourth quarter 2018 operating income attributable to the company’s flat roll operations decreased 34 percent when compared to the sequential third quarter.  Operating income from long products decreased 13 percent, primarily related to seasonally lower shipments.  The company’s average overall steel product price decreased more than consumed raw material scrap costs, resulting in steel metal spread compression. The fourth quarter 2018 average product selling price for the company’s steel operations decreased $48 to $940 per ton. The average ferrous scrap cost per ton melted decreased $9 to $343 per ton.

Fourth quarter 2018 operating income from the company’s metals recycling operations was $17 million, compared to $18 million in the sequential third quarter.  Improved average quarterly ferrous and non-ferrous metal spreads were offset by seasonally lower ferrous scrap shipments.

The company’s fabrication operations fourth quarter 2018 operating income was $15 million, compared to $13 million in the sequential third quarter.  Earnings increased as improved product pricing more than offset the rise in raw material steel costs and seasonally lower shipments.

Annual 2018 Comparison

Annual 2018 net income was a record $1.3 billion, or $5.35 per diluted share, or excluding the impact from the listed fourth quarter 2018 adjustments, $5.49 per diluted share.  Comparatively, annual 2017 net income was $813 million, or $3.36 per diluted share, which included a tax benefit of $0.76 per diluted share related to the U.S. Federal Tax Cuts and Jobs Act of 2017 (TCJA) and debt refinancing costs of $0.05 per diluted share.

Annual 2018 net sales were a record $11.8 billion compared to $9.5 billion in 2017.  Revenues from the steel platform increased $2.0 billion, and each of the company’s other operating platforms also achieved higher annual sales based on improved product pricing and increased shipments.  Annual 2018 operating income was a record $1.7 billion compared to 2017’s record operating income of $1.1 billion, a 61 percent increase. The improvement was driven by record earnings from the company’s steel operations, based on record steel shipments and improved steel metal spread. The average 2018 selling price for the company’s steel operations increased $157 to $922 per ton. The average 2018 ferrous scrap cost per ton melted increased $48 to $341 per ton.

The company generated record cash flow from operations of $1.4 billion during 2018.  As evidence of the confidence in the company’s outlook and sustainable long-term cash flow generation capability, the board of directors authorized an additional $750 million share repurchase program in September, following the completion of its $450 million authorization in August 2018.  The company repurchased 5.5% of its outstanding shares, or $524 million, during 2018.

Outlook

“We believe the market dynamics are in place for domestic steel consumption to continue to increase this year,” said Millett.  “Based on strong domestic steel demand fundamentals and continued customer optimism, we believe North American steel consumption will experience steady growth.  In combination with our existing and newly announced expansion initiatives, we believe there are firm drivers for our continued growth.  We are excited about our new planned flat roll steel mill that was announced in the fourth quarter, and the anticipated long-term value creation it will bring through geographic and value-added product diversification.  The new mill will have capabilities beyond existing EAF flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition.  We have targeted regional markets that currently represent over 27 million tons of relevant flat roll steel consumption, which includes the growing 16 million ton Mexican flat roll market.  Our new planned steel mill will have significant competitive advantages in those regions.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth and remain focused on delivering shareholder value through organic and transactional growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2018 operating and financial results on Tuesday, January 22, 2019, at 10:00 a.m. Eastern Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 27, 2019.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

					Three Months
	Three Months Ended		Year Ended		Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018

Net sales	$2,903,892	$2,336,479	$11,821,839	$9,538,797	$3,223,547
Costs of goods sold	2,382,657	2,015,655	9,499,025	7,956,783	2,537,466
Gross profit	521,235	320,824	2,322,814	1,582,014	686,081

Selling, general and administrative expenses	106,564	96,209	416,640	394,631	102,614
Profit sharing	41,684	21,595	155,985	91,309	45,304
Amortization of intangible assets	7,434	7,073	27,780	29,193	6,591
Operating income	365,553	195,947	1,722,409	1,066,881	531,572

Interest expense, net of capitalized interest	31,652	32,380	126,620	134,399	31,560
Other expense (income), net	(7,384)	2,215	(23,985)	(2,753)	(7,103)
Income before income taxes	341,285	161,352	1,619,774	935,235	507,115

Income tax expense	71,433	(141,819)	363,969	129,439	109,209
Net income	269,852	303,171	1,255,805	805,796	397,906
Net loss attributable to noncontrolling interests	152	1,562	2,574	6,945	469
Net income attributable to Steel Dynamics, Inc.	$270,004	$304,733	$1,258,379	$812,741	$398,375

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$1.18	$1.28	$5.38	$3.38	$1.70

Weighted average common shares outstanding	229,245	237,177	233,923	240,132	234,208

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$1.17	$1.28	$5.35	$3.36	$1.69

Weighted average common shares and share equivalents outstanding	230,455	238,677	235,193	241,781	235,649

Dividends declared per share	$0.1875	$0.1550	$0.7500	$0.6200	$0.1875

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and equivalents	$828,220	$1,028,649
Short term investments	228,783	—
Accounts receivable, net	1,043,756	868,837
Inventories	1,859,168	1,519,347
Other current assets	72,730	91,509
Total current assets	4,032,657	3,508,342

Property, plant and equipment, net	2,945,767	2,675,904

Intangible assets, net	270,328	256,909

Goodwill	429,645	386,893

Other assets	25,166	27,684
Total assets	$7,703,563	$6,855,732
Liabilities and Equity
Current liabilities
Accounts payable	$550,754	$489,448
Income taxes payable	7,468	3,696
Accrued expenses	436,681	346,580
Current maturities of long-term debt	24,234	28,795
Total current liabilities	1,019,137	868,519

Long-term debt	2,352,489	2,353,145

Deferred income taxes	435,838	305,949

Other liabilities	8,870	21,811
Total liabilities	3,816,334	3,549,424

Commitments and contingencies

Redeemable noncontrolling interests	111,240	111,240

Equity
Common stock	645	644
Treasury stock, at cost	(1,184,243)	(665,297)
Additional paid-in capital	1,160,048	1,141,534
Retained earnings	3,958,320	2,874,693
Accumulated other comprehensive income	301	—
Total Steel Dynamics, Inc. equity	3,935,071	3,351,574
Noncontrolling interests	(159,082)	(156,506)
Total equity	3,775,989	3,195,068
Total liabilities and equity	$7,703,563	$6,855,732

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating activities:
Net income	$269,852	$303,171	$1,255,805	$805,796

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,560	74,931	317,198	298,999
Equity-based compensation	14,457	11,639	43,317	36,197
Deferred income taxes	16,390	(153,748)	61,827	(135,899)
Other adjustments	(1,442)	6,013	(1,245)	14,068
Changes in certain assets and liabilities:
Accounts receivable	184,434	54,179	(145,873)	(139,054)
Inventories	(5,305)	(31,157)	(246,213)	(242,883)
Other assets	3,689	6,016	(3,475)	4,002
Accounts payable	(62,464)	(37,189)	37,904	96,062
Income taxes receivable/payable	(28,943)	(39,692)	26,471	(33,889)
Accrued expenses	19,833	(2,037)	69,753	36,021
Net cash provided by operating activities	491,061	192,126	1,415,469	739,420

Investing activities:
Purchases of property, plant and equipment	(62,913)	(37,189)	(239,390)	(164,935)
Purchases of short term investments	(143,783)	—	(268,783)	—
Proceeds from maturities of short term investments	30,000	—	40,000	—
Acquisition of business, net of cash and restricted cash acquired	—	(674)	(433,998)	(6,192)
Other investing activities	5,445	1,636	6,907	32,022
Net cash used in investing activities	(171,251)	(36,227)	(895,264)	(139,105)

Financing activities:
Issuance of current and long-term debt	117,937	118,593	445,607	620,041
Repayment of current and long-term debt	(109,329)	(278,575)	(455,491)	(609,914)
Dividends paid	(43,767)	(36,728)	(168,913)	(145,565)
Purchase of treasury stock	(330,190)	(15,088)	(523,569)	(252,242)
Other financing activities	(10,177)	(17,291)	(18,501)	(25,655)
Net cash used in financing activities	(375,526)	(229,089)	(720,867)	(413,335)

Increase (decrease) in cash, cash equivalents, and restricted cash	(55,716)	(73,190)	(200,662)	186,980
Cash, cash equivalents, and restricted cash at beginning of period	890,139	1,108,275	1,035,085	848,105
Cash, cash equivalents, and restricted cash at end of period	$834,423	$1,035,085	$834,423	$1,035,085

Supplemental disclosure information:
Cash paid for interest	$53,536	$55,226	$124,034	$135,381
Cash paid for income taxes, net	$89,677	$49,701	$288,429	$296,493

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year to Date
	2018	2017	2018	2017	1Q 2018	2Q 2018	3Q 2018
External Net Sales
Steel	$2,198,459	$1,669,384	$8,920,719	$6,931,764	$1,921,790	$2,325,426	$2,475,044
Fabrication	251,592	220,515	921,148	823,782	201,492	217,439	250,625
Metals Recycling	352,555	354,460	1,552,600	1,410,040	388,122	424,704	387,219
Other	101,286	92,120	427,372	373,211	92,471	122,956	110,659
Consolidated	$2,903,892	$2,336,479	$11,821,839	$9,538,797	$2,603,875	$3,090,525	$3,223,547

Operating Income
Steel	$402,252	$207,358	$1,855,109	$1,113,884	$338,357	$537,192	$577,308
Fabrication	14,902	21,601	62,064	87,459	19,832	14,185	13,145
Metals Recycling	16,954	22,379	88,251	84,826	27,805	25,728	17,764
Operations	434,108	251,338	2,005,424	1,286,169	385,994	577,105	608,217

Non-cash Amortization of Intangible Assets	(7,434)	(7,073)	(27,780)	(29,193)	(6,926)	(6,829)	(6,591)
Profit Sharing Expense	(41,684)	(21,595)	(155,985)	(91,309)	(26,662)	(42,335)	(45,304)
Non-segment Operations	(19,437)	(26,723)	(99,250)	(98,786)	(29,009)	(26,054)	(24,750)
Consolidated Operating Income	$365,553	$195,947	$1,722,409	$1,066,881	$323,397	$501,887	$531,572

Adjusted EBITDA
Earnings Before Taxes	$341,285	$161,352	$1,619,774	$935,235	$295,964	$475,410	$507,115
Net Interest Expense	24,738	28,990	104,042	124,250	27,482	25,928	25,894
Depreciation	71,765	66,460	283,890	264,317	67,823	70,871	73,431
Amortization of Intangible Assets	7,434	7,073	27,780	29,193	6,926	6,829	6,591
Non-controlling Interest	151	1,562	2,573	6,945	2,077	(124)	469
EBITDA	445,373	265,437	2,038,059	1,359,940	400,272	578,914	613,500
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	(2,510)	7,325	(6,600)	4,688	(9,956)	2,836	3,030
Inventory Valuation	666	198	2,148	2,955	200	265	1,017
Equity-based Compensation	14,457	11,636	40,390	34,560	9,580	8,375	7,978
Financing Expenses	—	1,242	—	2,635	—	—	—
Adjusted EBITDA	$457,986	$285,838	$2,073,997	$1,404,778	$400,096	$590,390	$625,525

Other Operating Information
Steel
Average External Sales Price (Per ton) *	$940	$761	$922	$765	$822	$932	$988
Average Ferrous Cost (Per ton melted) #	$343	$300	$341	$293	$321	$348	$352

Flat Roll Shipments
Butler and Columbus Flat Roll Divisions	1,493,894	1,467,841	6,207,019	6,077,942	1,548,814	1,601,498	1,562,813
Techs and Heartland Divisions	262,642	191,208	974,266	787,471	194,762	222,303	294,559
Long Product Shipments
Structural and Rail Division	389,107	339,597	1,630,235	1,339,558	368,783	441,019	431,326
Engineered Bar Products Division	217,646	191,652	922,839	757,027	215,150	250,092	239,951
Roanoke Bar Division	150,607	107,319	559,801	470,071	123,403	140,143	145,648
Steel of West Virginia	70,367	66,724	315,603	294,908	83,732	78,881	82,623
Total Shipments (Tons)	2,584,263	2,364,341	10,609,763	9,726,977	2,534,644	2,733,936	2,756,920

External Shipments (Tons) *	2,328,420	2,184,135	9,625,291	9,015,013	2,327,515	2,480,223	2,489,133

Steel Production (Tons) *	2,677,613	2,437,851	10,899,776	9,995,082	2,601,200	2,768,512	2,852,451

Metals Recycling
Nonferrous Shipments (000’s of pounds)	278,418	271,036	1,131,412	1,086,799	271,628	304,034	277,332
Ferrous Shipments (Gross tons)	1,215,474	1,172,015	5,123,553	4,952,973	1,256,899	1,347,016	1,304,164
External Ferrous Shipments (Gross tons)	414,941	429,512	1,777,418	1,844,115	436,990	466,125	459,362

Fabrication
Average External Sales Price (Per ton)	$1,550	$1,335	$1,437	$1,314	$1,345	$1,380	$1,461
Shipments (Tons)	162,292	165,338	641,698	627,274	149,926	157,902	171,578

*  Includes all steel operations

#  Includes ferrous cost per ton melted at our six electric-arc-furnace steel mills